Exhibit a.1
Amended and Restated Certificate of Trust
of
Highland Royalty Fund
     THIS Amended and Restated Certificate of Trust is being executed as of the 21st day of January, 2009 for the purpose of amending and restating the Certificate of Trust of HIGHLAND ROYALTY FUND (the “Trust”), which was filed with the Secretary of State of the State of Delaware of January 12, 2009 (the “Certificate”) to form the Trust under the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) (the “Act”).
FIRST: The name of the Trust is HIGHLAND PHARMACEUTICAL ROYALTY FUND. The original name of the Trust was Highland Royalty Fund.
SECOND: The registered office of the Trust in Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.
THIRD: The registered agent for service of process of the Trust is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.
FOURTH: This Amended and Restated Certificate of Trust shall be effective immediately upon filing with the Office of the Secretary of State of the State of Delaware.
FIFTH: The Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).
SIXTH: Notice of Limitation of Liabilities of Series Pursuant to Section 3804(a) of the Act. Notice is hereby given that, pursuant to Section 3804 of the Act, the Trust has or may establish one or more designated series and that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally or any other series thereof, and, unless otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.
     IN WITNESS WHEREOF, the undersigned being the sole initial trustee of the Trust has executed this Amended and Restated Certificate of Trust in accordance with Section 3811(a) of the Act as of the 21st day of January 2009.

By:	/s/ R. Joseph Dougherty
	Name:	R. Joseph Dougherty
	Title:	Trustee